                                                                     EXHIBIT 4.7

                  PROMISSORY NOTE, dated as of October , 1998, by Conoco Inc. (formerly known as Continental Oil Company), a Delaware corporation (the "Issuer"), in favor of Du Pont Energy Company, a Delaware corporation (the "Payee").

         Section 1. Principal. Issuer, for value received, hereby promises to pay to the order of Payee, the sum of ($ ) (the "Principal") and any and all interest thereon as provided in Section 2 below in accordance with the terms hereof. The Principal shall be repaid in full by the Issuer, without premium or penalty, on January 2, 2000 (the "Final Maturity Date"), to the extent not previously paid in accordance with Section 3.

         Section 2. Default Interest. In the event that, and for so long as, an Event of Default under Section 7 shall have occurred and be continuing, the outstanding Principal and, to the extent permitted by law, overdue interest in respect thereof, shall bear interest at a rate per annum equal to the prime rate of J.P. Morgan and Company as in effect in New York City on the date of the Event of Default (as defined below) plus three percentage points, such interest to be computed on the basis of a 360-day year, and paid for the actual number of days elapsed.

         Section 3.        Payments.

                  (a) Mandatory Prepayments. On the first business day after the date of the receipt thereof by the Issuer or any of its Subsidiaries, an amount equal to 100% of the cash proceeds of (i) contributions received by the Issuer of proceeds of



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the issuance of equity securities or the incurrence of Indebtedness by a Parent
Company, (ii) the issuance or sale of equity securities by the Issuer or any of its Subsidiaries (net of underwriting discounts and commissions and other reasonable costs associated therewith, such other reasonable costs to be mutually agreed upon by the Issuer and Payee) and (iii) the incurrence of Indebtedness by the Issuer or any of its Subsidiaries (net of underwriting discounts and commissions and other reasonable costs associated therewith, such other reasonable costs to be mutually agreed upon by the Issuer and Payee), except for the incurrence of Indebtedness pursuant to a revolving credit facility provided to the Issuer by DuPont Energy Company (the "Revolving Credit Facility"), in each case, shall be applied as a mandatory repay ment of Principal and accrued interest, if any, on the amount of such Principal, except to the extent such proceeds are used to repay any other Indebtedness of the Issuer, Conoco Inc. (formerly Conoco Energy Company) ("Conoco") and any of their Subsidiaries (the "Conoco Entities") to E.I. du Pont de Nemours and Company ("DuPont") and any of its Subsidiaries (other than any Conoco Entities) to the extent that Payee instructs the Issuer to repay such Indebtedness in lieu of payment under this Note. Notwithstanding the foregoing, the provisions of Sections 3(a)(i) and (ii) shall not apply to the net proceeds received from the exercise of stock options granted to directors, officers and employees of the relevant entity.

                  (b) Voluntary Prepayments. The Issuer shall have the right to prepay the Principal and accrued interest, if any, on the amount of such Principal in whole or in part from time to time, without premium or penalty on two business days


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prior notice to the Payee; provided, however, that partial prepayments of the
Principal and accrued interest, if any, may be made only in whole multiples of $1 million.

                  (c) Method and Place of Payment. All payments under this Note shall be made to the Payee not later than 12:00 noon, New York time, on the date when due in U.S. dollars in immediately available funds to such account as may be specified from time to time in writing by the Payee to the Issuer, and any funds received after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding business day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, the due date thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest, if any, shall be payable at the applicable rate during such extension. The Issuer shall not have any right of setoff or counterclaim, and all payments made by the Issuer hereunder shall be made irrespective of, and without any reduction for, any setoff or counterclaims.

         Section 4. Representations and Warranties. In order to induce the Payee to accept the Note, the Issuer makes the following representations and warranties, which shall survive the execution and delivery of this Note: the Issuer (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (c) has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary corporate


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action to authorize the execution, delivery and performance by it hereof. The
Issuer has duly executed and delivered this Note, and this Note constitutes its legal, valid and binding obligation, enforceable in accordance with its terms. Neither the execution, delivery or performance by the Issuer of this Note nor compliance by it with the terms and provisions hereof nor the consummation of the transactions contemplated hereby, (a) will contravene any applicable provision of any law, statute, rule, regulation (including Regulations U, T and X of the Board of Governors of the Federal Reserve System), order, writ, injunction or decree of any court or governmental instrumentality or (b) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Issuer is a party or by which it or any of its property or assets is bound or to which it may be subject (other than this Note), or (c) will violate any provision of the Issuer's Certificate of Incorporation or By-Laws. The Issuer and its Subsidiaries have incurred no Indebtedness other than the obligations incurred hereunder and the Indebtedness set forth on Schedules I and II hereto.

         Section 5. Affirmative Covenants. The Issuer covenants and agrees that until the Principal and all other obligations under this Note are paid in full:
(a) the Issuer will furnish the Payee within nine (9) business days after the end of each quarter and eleven (11) business days after the end of each fiscal year, the unaudited


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


balance sheet and income statement, or consolidated balance sheet and income statement, if any, of the Issuer and its Subsidiaries as at the end of such period in the form and substance consistent with the current practice of the Issuer; (b) (i) the Issuer shall furnish to the Payee such financial information or documents in the possession of the Issuer or any of its Subsidiaries as the Payee may reasonably request, (ii) the Issuer shall furnish to the Payee on a monthly basis such management and other periodic reports related to financial information in the form and substance consistent with the current practice of the Issuer and (iii) will provide the Payee reasonable access to the books and records of the Issuer and any of its Subsidiaries as the Payee may from time to time reasonably request; (c) the Issuer and its Subsidiaries shall keep proper books of record and account in conformity with GAAP and all require ments of applicable law; and (d) the Issuer shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property.

         Section 6.        Negative Covenants.

                  (a) Restriction on Fundamental Changes. Without the Payee's prior written consent, the Issuer will not, and will not permit its Significant Subsidiaries to enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell,


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transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.
                  (b) Limitation on Liens. Without the Payee's prior written consent, the Issuer agrees that neither it nor any of its Subsidiaries will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any Restricted Property without effectively providing that concurrently with issuance, assumption or guaranty of any such Indebtedness that the Note (together with, if the Issuer so determines, any other Indebtedness or obligation then existing or thereafter created ranking equally with the Note) shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to: (i) Mortgages relating to pollution control or industrial revenue bonds; and (ii) Mortgages required by any contract or statute in order to permit the Issuer or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either.

         The Issuer agrees that if, upon any consolidation or merger of the Issuer with or into any other corporation, or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the Restricted Property of the Issuer or of any of its Subsidiaries would thereupon become subject to any Mortgage, the Issuer will first secure the Note equally and ratably with any obligations of the


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Issuer or any of its Subsidiaries then entitled thereto, by a direct lien on all such property prior to all liens other than any theretofore existing thereon.

         For the purposes of this Section, the following types of transactions shall not be deemed to create Indebtedness secured by a Mortgage; the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment".

                  (c) Limitation on Subsidiaries' Borrowing. Without the prior written consent of the Payee, the Issuer will not permit any of its Subsidiaries to, and the Subsidiaries of the Issuer will not, incur any Indebtedness other than Indebted ness owed to the Issuer or to a wholly owned Subsidiary of the Issuer.
         Section 7. Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this
Note:

                           (a) The Issuer shall default in the payment when due
of any principal of or interest on the Indebtedness evidenced by this Note and such default shall continue for five days.

                           (b) Any representation or warranty made by the Issuer
herein or in any certificate or statement delivered pursuant hereto shall prove to be false or misleading in any material respect at any time.

                           (c) The Issuer shall fail to perform or observe any
other


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agreement, covenant or obligation arising hereunder; provided, that any failure pursuant to Section 5 hereof shall be continuing fifteen days after notice thereof to Issuer.
                           (d)  The Issuer, any of its Subsidiaries or a Parent
Company shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness for borrowed money in excess, in the aggregate, of Fifty Million Dollars ($50,000,000) in principal outstanding Indebtedness and such default continues after any applicable grace period; or the Issuer, any of its Subsidiaries or a Parent Company shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any Indebtedness having an aggregate principal amount in excess of Fifty Million Dollars ($50,000,000), or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any Indebtedness having an aggregate principal amount in excess of Fifty Million Dollars ($50,000,000), or any Indebtedness having an aggregate principal amount in excess of Fifty Million Dollars ($50,000,000) shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled pay ment.


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                           (e) (i) The Issuer shall commence a voluntary case
concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Issuer and the petition is not dismissed within 30 days after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Issuer or the Issuer commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Issuer or there is commenced against the Issuer any such proceeding which remains undismissed for a period of 30 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Issuer is adjudicated insolvent or bankrupt; or (vi) the Issuer suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 30 days; or (vii) the Issuer makes a general assignment for the benefit of creditors; or (viii) the Issuer shall fail to pay, or shall state that it is unable to pay, its debts generally as they become due; or (ix) the Issuer shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (x) the Issuer shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or
(xi) any corporate action is taken by the Issuer for the purpose of effecting any of the foregoing; or

                           (f) A Change of Control of a Parent Company.


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         Upon the occurrence and during the continuance of any Event of Default, the Payee may in its sole discretion (except in the case of an Event of Default occurring under clause (e) above, in which case the following will occur automatically) declare the unpaid principal amount of and any and all accrued and unpaid interest, if any, on the Indebtedness evidenced by this Note and any and all other obligations pursuant to this Note, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Issuer.

         Section 8. Payment of Expenses; Indemnity. Except for out-of-pocket costs and expenses incurred by each party in connection with the negotiation, preparation, execution and delivery of this Note, the Issuer shall indemnify the Payee, its officers, directors, partners, stockholders, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the


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payment of the obligations) be imposed on, asserted against or incurred by any
Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) performance of this Note and (ii) the exercise by the Payee of its rights and remedies hereunder (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Issuer's obligations under this paragraph shall survive the termination of this Note and the payment of the obligations.

         Section 9. No Waiver; Remedies Cumulative. No failure or delay on the part of the Payee in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Payee would otherwise have. No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Payee to any other or further action in any circumstances without notice or demand.

         Section 10. Miscellaneous. This Note shall be binding upon and inure to the benefit of the Payee and the Issuer and their respective successors and assigns,


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except that the Issuer may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Payee. This Note may not be amended, supplemented, modified or waived except in a writing executed by the Issuer and the Payee. The headings of the several Sections and subsections of this Note are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Note. In case any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         Section 11. Notices. The Issuer agrees that all notices and deliveries to be made to the Payee pursuant to this Note will be made to the person and at the address as may be specified from time to time by the Payee to the Issuer in writing. All notices and deliveries to be made to the Issuer pursuant to this Note will be made to the person and at the address as may be specified from time to time by the Issuer to the Payee in writing.

         Section 12.       Certain Definitions.
As used in this Note, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Change of Control" with respect to a Parent Company shall occur if (A) the Permitted Holders (x) cease to be the beneficial owner, directly or indirectly, of at


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least 50% of the aggregate total voting power of each Parent Company, whether as a result of issuance of securities of a Parent Company, any merger, consolidation, liquidation or dissolution of a Parent Company, any direct or indirect transfer of securities by any Permitted Holders or otherwise, or (y) do not have the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of each Parent Company or (B) the Issuer ceases to be wholly owned, directly or indirectly, by each Parent Company. "Permitted Holders" are DuPont, DuPont Energy Company and any other Subsidiary of DuPont.

         As used herein, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

         "GAAP" means United States generally accepted accounting principles in effect from time to time.

         "Indebtedness" of any person shall mean, (a) all obligations of such person for borrowed money, including Indebtedness under this Note or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right,


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contingent or otherwise, to be secured by) any Mortgage on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such person of Indebtedness of others which in the aggregate exceed Two Billion Dollars ($2,000,000,000) (provided that the Issuer will promptly notify the Payee of the incurrence by the Issuer or one of its Subsidiaries of any guarantee of Indebtedness of others), (h) all capital lease obligations of such person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding
(1) industrial revenue bonds, (2) operating leases, (3) in the case of the Issuer, the Revolving Credit Facility and (4) daily cash overdrafts associated with routine cash operations.

         "Parent Company" means Conoco Inc. (formerly Conoco Energy Company) or any other person that, directly or indirectly, through one or more intermediaries, controls the Issuer, other than DuPont, Du Pont Energy Company, and other Subsidiaries of DuPont. For purposes of this definition, Conoco Inc. (formerly Conoco Energy Company) and its Subsidiaries shall not be deemed to be Subsidiaries of DuPont.

         "Restricted Property" means any shares of capital stock of a Subsidiary of the Issuer and any manufacturing plant or facility or any mineral, oil or gas producing property or any research facility owned by the Issuer or any of its Subsidiaries except any such plant or facility or property or research facility which, in the opinion of the Board of Directors of Conoco Inc. (formerly Conoco Energy Company) is not a material asset of the Issuer or its Subsidiaries within the meaning of GAAP.


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         "Significant Subsidiary" shall have the meaning given to such term under Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933.

         "Subsidiary" means, with respect to a party, (a) any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation is at the time owned or controlled directly or indirectly by such party and (b) any partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity, in which such party, directly or indirectly, has the power to elect or direct the election of a majority of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partner ship).

                  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITH OUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).



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                  IN WITNESS WHEREOF, the Issuer has caused its duly authorized officer to execute and deliver this Note as of the date first above written.


                                                     CONOCO INC.

                                                     By:
                                                        ------------------------
                                                        Name:
                                                        Title:


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                                                               Schedule I to the
                                                                 Promissory Note

                           Indebtedness Documentation

SCHEDULE OF EXISTING CONOCO INC. AND SUBSIDIARIES DEBT
AS OF OCTOBER      , 1998


($ in millions)                              FYE 1997         2 QTR 1998
                                             --------         ----------
SHORT-TERM OBLIGATIONS

CAPITAL LEASES-SHORT-TERM PORTION               2.0               2.0

CURRENT MATURITIES OF LT DEBT
K.C. Asphalt L.L.C.                             1.0               1.1
ConocoMineraloel GMBH                           1.7               1.7
Conoco Development Company                     22.5              22.5
                                              -----             -----
                                               25.2              25.3

SUBTOTAL-SHORT-TERM DEBT                       27.2              27.3

LONG-TERM OBLIGATIONS
KC Asphalt L.L.C.                              12.9              11.8
Conoco Mineraloel GMBH                         17.3              15.6
Conoco Development II Inc.                     20.0              20.0

CAPITAL LEASES                                 32.5              32.5

SUBTOTAL-LONG-TERM DEBT                        82.7              79.9
                                              -----             -----

TOTAL DEBT                                    109.9             107.2

Minority Interest                             309.0             309.0

TOTAL DEBT W/ MINORITY INTEREST               418.9             416.2





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

                                    GUARANTY


                  Conoco Inc. (formerly Conoco Energy Company) (the "Guarantor"), as primary obligor and not merely as surety, hereby unconditionally guarantees (the "Guarantee") (i) the due and punctual payment of the principal of and interest on that certain Promissory Note of Conoco Inc. dated October , 1998 (the "Note"), subject to any applicable grace periods, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal and interest, if any, on the Note, to the extent lawful, and the due and punctual performance of all other obligations of the Issuer all in accordance with the terms set forth in the Note and (ii) in case of any extension of time of payment or renewal of the Note or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all such obligations guaranteed hereby by the Guarantor being the "Guaranteed Obligations").

                  This Guaranty is irrevocable, absolute, present and unconditional. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Note regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Payee with respect thereto. The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Issuer or any other guarantor or whether the Issuer or any other guarantor is joined in any such action or actions. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                               (i) any lack of validity or enforceability of the Note with respect to the Issuer or any agreement or instrument relating thereto;

                              (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Note;

                              (iii) the failure to give notice to the Guarantor of the occurrence of an Event of Default under the provisions of the Note;

                              (iv)   any failure, omission, delay by or
         inability on the part of the Payee to assert or exercise any right, power or remedy conferred on the Payee in the Note;

                               (v) any change in the corporate structure, or termination, dissolution, consolidation or merger of the Issuer or any guarantor with or into any other entity, the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially


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         all the assets of the Issuer or the Guarantor, the marshaling of the assets and liabilities of the Issuer or any guarantor, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjust ment of, or other similar proceedings affecting the Issuer or any guarantor, or any of the assets of any of them;

                              (vi)   the assignment of any right, title or
         interest of the Payee in the Note to any other person; or

                              (vii) any other event or circumstance (including any statute of limitations), whether foreseen or unforeseen and whether similar or dissimilar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor, other than payment in full of the Guaranteed Obligations; it being the intent of the Guarantor that its obligations hereunder shall not be discharged except by payment of all amounts owing pursuant to the Note.

                  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance with respect to any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Payee, upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment or performance had not been made or occurred. The obligations of the Guarantor under this Guaranty shall not be subject to reduction, termination or other impairment by any set-off, recoupment, counterclaim or defense or for any other reason.

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
                  The Guarantor hereby irrevocably waives, to the extent permitted by applicable law:
                               (i) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty;

                              (ii) any requirement that the Payee or any other person protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other person or any collateral, or obtain any relief pursuant to the Note or pursue any other available remedy;

                              (iii) all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Note or this Guaranty;

                              (iv) any defense arising by reason of any claim or defense based upon an election of remedies by the Payee which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, contribution or reimbursement rights or other rights to proceed against the Issuer or any other person; and

                               (v)   any duty on the part of the Payee to
         disclose to the Guarantor any matter, fact or thing relating to the business, operation or condition of the Issuer and its assets now known or hereafter known by the Payee.

                  Without the Payee's prior written consent, the Guarantor will not, and will not permit its Significant Subsidiaries to enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

                  Without the Payee's prior written consent, the Guarantor agrees that neither it nor any of its Subsidiaries will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any Restricted Property without effectively providing that concurrently with issuance, assumption or guaranty of any such Indebtedness that the Note (together with, if the Guarantor so determines, any other Indebtedness or obligation then existing or thereafter created ranking equally with the Note) shall be secured equally and ratably with (or prior to) such Indebtedness so long as such Indebtedness shall be so secured, except that this restriction will not apply to: (i) Mortgages relating to pollution control or industrial revenue bonds; and (ii) Mortgages required by any contract or statute in order to permit the Issuer or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either.

                  The Guarantor agrees that if, upon any consolidation or merger of the Guarantor with or into any other corporation, or upon any sale or conveyance of all or substantially all of its property to any other corporation, any of the Restricted Property of the Guarantor or of any of its Subsidiaries would thereupon become subject to any Mortgage, the Guarantor will first secure the Note equally and ratably with any obligations of the Guarantor or any of its Subsidiaries then entitled thereto, by a direct lien on all such property prior to all liens other than any theretofore existing thereon.

                  For the purposes of the preceding two paragraphs, the following types of transactions shall not be deemed to create Indebtedness secured by a Mortgage; the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a "production payment".

                   Without the prior written consent of the Payee, the Guarantor will not permit any of its Subsidiaries to, and the Subsidiaries of the Guarantor will not, incur any Indebtedness other than Indebtedness owed to the Guarantor or to a wholly owned Subsidiary of the Guarantor.

                  For purposes of this Guaranty:

         "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

         "GAAP" means United States generally accepted accounting principles in effect from time to time.


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

         "Indebtedness" of any person shall mean, (a) all obligations of such person for borrowed money, including Indebtedness under the Note or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Mortgage on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such person of Indebtedness of others which in the aggregate exceed Two Billion Dollars ($2,000,000,000) (provided that the Guarantor will promptly notify the Payee of the incurrence by the Guarantor or one of its Subsidiaries of any guarantee of Indebtedness of others), (h) all capital lease obligations of such person, and (i) all securities or other similar instruments convertible or exchangeable into any of the foregoing, but excluding (1) industrial revenue bonds, (2) operating leases, (3) in the case of Conoco Inc. (formerly Continental Oil Company), the revolving credit facility provided to it by Du Pont Energy Company and (4) daily cash overdrafts associated with routine cash operations.

         "Restricted Property" means any shares of capital stock of a Subsidiary of the Guarantor and any manufacturing plant or facility or any mineral, oil or gas producing property or any research facility owned by the Guarantor or any of its Subsidiaries except any such plant or facility or property or research facility which, in the opinion of the Board of Directors of the Guarantor is not a material asset of the Guarantor or its Subsidiaries within the meaning of GAAP.

         "Significant Subsidiary" shall have the meaning given to such term under Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933.

         "Subsidiary" means, with respect to a party, (a) any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation is at the time owned or controlled directly or indirectly by such party and (b) any partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity, in which such party, directly or indirectly, has the power to elect or direct the election of a majority of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partner ship).

                  IN WITNESS WHEREOF, the Guarantor has caused its duly authorized officer to execute and deliver this Guarantee as of October , 1998.

                              CONOCO INC.
                              (FORMERLY CONOCO ENERGY COMPANY)



                              By:
                                 -----------------------------
                              Name:
                              Title:



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